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Exhibit 99.1

[Porter, LeVay & Rose, Inc. Letterhead]

LONGPORT, INC.
Michael C. Boyd, CEO
800-289-6863

        FOR IMMEDIATE RELEASE

LONGPORT REPORTS SECOND QUARTER RESULTS

Revenue Increases 155%

Company Expects to Achieve Profitability in the Third Quarter

        SWARTHMORE, PA—August 17, 2004—Longport, Inc. (OTCBB: LPTI), a medical technology specialist in high resolution ultrasound imaging, today announced its financial results for the second quarter and six-months ended June 30, 2004.

        Revenue for the second quarter increased 155% to $395,000 from $155,000 in the second quarter of 2003. The Company's operating loss decreased to $35,000 in the second quarter, compared to an operating loss of $228,000 in the second quarter of 2003. The net loss for the second quarter was $135,000, or $0.01 per fully diluted share, compared to a net loss of $241,000, or $0.01 per fully diluted share in second quarter of 2003.

        For the first six months of 2004, revenues increased 76% to $501,000 from $284,000 in the same six month period of 2003. The Company's operating loss decreased to $336,000 for the first six months of 2004, compared to an operating loss of $393,000 for the first six months of 2003. The net loss for the first six months of 2004 was $682,000, or $0.03 per fully diluted share, compared to a net loss of $463,000, or $0.02 per fully diluted share, for the first six months of 2003.

        The strong revenue growth was primarily the result of increased EPISCAN scanner sales and rentals, which increased from $15,000 in the second quarter of 2003 to $351,000 in the second quarter of 2004 and from $37,000 in the first six months of 2003 to $428,000 in the first six months of 2004. The increase in scanner sales did not include any sales related to the major distribution agreements announced earlier this year, as shipments to these distributors were dependent upon obtaining UL authorization for the Company's new EPISCAN-I-200 system. UL authorization was obtained in mid-July, and the product shipments pursuant to these major distribution agreements commenced in August.

        The EPISCAN I-200 scanner is a unique, high-resolution, ultrasound imaging system that has applications across various markets. The scanners are currently being used by Longport customers in the skin-care and aesthetics market as well as the wound-care and prevention market. The Company believes EPISCAN I-200 scanners also have applications within the skin cancer assessment, oral and other cavity imaging, inter-operative imaging, and burn and scar assessment markets. The Company is pursuing opportunities to increase sales to its existing markets as well as to penetrate these additional markets.

Highlights for 2004 to date:

  •
  Closed a private placement transaction pursuant to which, Longport sold 1,764,706 shares of restricted common stock to certain investors in return for $1.5M. The funds raised will allow the Company to ramp up production of its EPISCAN I-200 scanner.

  •
  The EPISCAN I-200 qualified for the UL mark in North America and the similar CE mark for Europe.

  •
  Shipped EPISCAN I-200 scanners to several distributors and customers including Advanced Vital Services, Future Scan and US MedSys Corp.

        Michael Boyd, CEO of Longport, commented, "We are pleased with the improving financial performance and we expect our revenue growth to continue to accelerate in the third and fourth quarters. We have made the transition from a development stage company to an operational stage company and now have the appropriate working capital, regulatory approvals, and distribution channels in place. Based on indications received from distributors and customers, we believe the requirement for scanners could exceed 500 units in the next twelve months. Based on shipments so far in July and August, Longport expects to achieve profitability in the third quarter of 2004."

        Longport, Inc. of Swarthmore, Pennsylvania, is a medical technology company that specializes in high resolution ultrasound imaging. After several years and a multi-million dollar investment in the technology, Longport has secured patents, copyrights and FDA permission to market. The Company's technology has been used to engineer a unique high resolution ultrasound imaging system. For further information please contact Longport, Inc. at 1-800-289-6863 or visit our website at www.longportinc.com.

Forward-looking Information and the Private Securities

Litigation Reform Act of 1995

        Certain statements in this press release, including statements concerning product development milestones and anticipated events, are "forward-looking statements" within the Private Litigation Reform Act of 1995. Forward Looking Statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The words "believe," "expect,""intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Longport's actual results include, among others, uncertainties as to the Company's ability to manage potential problems, delays or anticipated expenses, including problems, delays or expenses involving manufacturing. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only to the date of this release. Reference is made to Longport's 2003 annual report on Form 10-K filed with the Securities and Exchange Commission for a more definitive description of such factors. Longport, Inc. undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

—financial tables to follow—

Longport, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statement of Operations

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Net Revenues:
Scanner sales & rentals	351,000	15,000	428,480	36,750
Contract revenue	—	139,726		247,681
Other revenue	43,750		72,624	48

Total Revenues	394,750	154,726	501,104	284,479
Operating Expenses
Cost of Sales	64,421	10,121	166,924	20,729
General & Administrative	30,266	141,554	595,479	307,631
Research & Development expense	32,836	152,949	70,692	271,126
Stock compensation expense	2,250	77,868	4,500	77,868

Total Operating Expenses	429,773	82,492	837,595	677,354
Operating Income (Loss)	(35,023)	(227,766)	(336,491)	(392,875)
Other income (expense):
Interest and other income	(809)	10	884	365
Interest expense	(98,456)	(9,375)	(141,375)	(66,938)
Impairment loss	—	—	(164,707)	—
Other expense	—	—	(34,853)	—

Total other income (expense)	(99,265)	(9,365)	(340,051)	(66,573)
Income (Loss) Before Income Taxes	(134,288)	(237,131)	(676,542)	(459,448)
Provision for Income Taxes	328	3,417	5,038	3,417

Net Income (Loss)	(134,616)	(240,548)	(681,580)	(462,865)
Net Income (Loss) per basic and diluted share of common stock	$0.01	$0.01	$0.03	$0.02
Weighted average common shares outstanding—diluted	20,865,670	20,374,418	20,865,670	20,448,073

Longport, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheet
June 30, 2004

Current Assets	1,220,666
Property & Equipment, net	110,266
Other Assets	3,161

Total Assets	1,334,093

Current Liabilities	1,701,516
Long term liabilities	292,709
Stockholders' equity	(660,132)

Total Liabilities and Stockholders' Equity	1,334,093

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LONGPORT REPORTS SECOND QUARTER RESULTS Revenue Increases 155% Company Expects to Achieve Profitability in the Third Quarter